EXHIBIT 99.1

Harbinger Group Inc. Announces Financial Results for First Quarter Fiscal 2012

NEW YORK, Feb. 9, 2012 /PRNewswire/ -- Harbinger Group Inc. ("HGI"; NYSE: HRG) today announced its consolidated results for the Fiscal 2012 first quarter ended January 1, 2012.

—
Consolidated net income attributable to HGI common and participating preferred stockholders of $24 million or $0.12 per common share ($0.06 diluted), compared to a net loss of $20 million or $(0.14) per common share in first quarter Fiscal 2011, driven by efficiency gains and strong growth in operating profit at the Consumer Products segment, the initial results of the Insurance segment, and a mark to market adjustment for the equity conversion feature of our preferred stock.

—	Consumer Products operating income grew 21% to $84 million in the first quarter of Fiscal 2012 versus $69 million a year ago, as a result of increased synergies and cost savings.
—	Insurance segment acquired in April 2011 contributed operating income of $36 million (pre-tax) for the first quarter of Fiscal 2012.
—	Insurance segment adjusted operating income of $24 million (pre-tax) for Fiscal 2012 first quarter improved compared to $19 million in the fourth quarter Fiscal 2011.
—	Underlying value of Insurance segment reflected in net book value of $668 million (including accumulated other comprehensive income ("AOCI") of $167 million) as of January 1, 2012.
—	Insurance segment paid a $20 million dividend to HGI in December 2011, following an initial $20 million dividend paid in September.
—	Strong HGI cash and short-term investments position of approximately $579 million supports the Company's investment strategy and growth of existing businesses.

Omar Asali, President of HGI, said, "Both the Consumer Products and Insurance segments contributed to HGI's strong increase in profitability this quarter. HGI received a dividend payment of $20 million from Fidelity & Guaranty Life ("FGL") in the first quarter of the fiscal year, representing further value for our shareholders. FGL's strong sales this quarter continued to be driven by the recently-launched Prosperity Elite(SM) product line, which is gaining momentum in the market. We are very pleased with the results this quarter.

"The Consumer Products segment continued to generate synergies and streamline its operations, while executing on its strategic initiatives and closing the FURminator and Black Flag acquisitions. These accretive bolt-on acquisitions are consistent with Spectrum Brand's objective to expand its operations in high-margin sectors with high barriers to entry. Despite overall flat sales for the Consumer Products segment, management grew operating income 21% year-over-year, and remains on target to achieve its stated financial goals.

"HGI is in a strong financial position, with adequate resources to support our business strategy, and we are positioned to further enhance returns while managing risk. In line with our strategy, we recently strengthened HGI's full-time management team to oversee the growth of our portfolio companies and evaluate additional opportunities to create long-term value for shareholders."

HGI's consolidated revenues for its first quarter of Fiscal 2012 were $1.17 billion, compared to $861 million for the same period in 2011. Consumer Products revenues of $849 million were down slightly from $861 million in the same period last year. The Insurance segment, acquired in April of last year, made an initial $317 million contribution to HGI's revenues in the Fiscal 2012 first quarter.

Consumer Products operating income increased to $84 million in the first quarter from $69 million in Fiscal 2011 representing a year-over-year increase of 21%. Increased synergies and cost savings in this segment were partially offset by foreign exchange fluctuations. Consumer Products delivered gross profit of $284 million or 33.5% as a percentage of sales, compared to $299 million or 34.8% of sales a year earlier. This is attributable to a $12 million decline in revenues year on year, as successful new product introductions and customer wins in various geographies were offset by timing and currency effects as well as initiatives to pare lower-margin offerings from product lines. Consumer Products delivered major efficiency gains led by $30 million in synergies from Spectrum Brands' merger with Russell Hobbs Inc. and supported by savings from global cost reduction initiatives. This strong performance contributed to a significant decrease in Selling, General & Administrative (SG&A) expense on HGI's statement of operations, to $208 million in the Fiscal 2012 first quarter from $234 million in the comparable period last year.

The Insurance segment had operating income of $36 million for the quarter ended January 1, 2012. Income for the period included realized investment gains from the sale of securities of $69 million during the quarter, net of $13 million of other-than-temporary impairments. The realized gains were primarily related to portfolio management programs designed to improve asset/liability matching. Realized gains also included $30 million of gains associated with the asset transfer on October 17, 2011, for the closing of the final acquisition-related reinsurance transaction with Wilton Reassurance Company. The $30 million of gains were payable to Wilton Reassurance Company as part of the initial asset transfer.

Insurance segment adjusted operating income was $24 million (pre-tax) for the Fiscal 2012 first quarter, up from $19 million in the fourth quarter Fiscal 2011. Presented in Table 3, adjusted operating income is a non-U.S. GAAP insurance industry measure that eliminates the impact of realized investment gains (losses), the effect of interest rate changes on the fixed index annuities ("FIA") embedded derivative liability, and the effects of acquisition-related reinsurance transactions. Annuity product sales also improved substantially during the period to $568 million including $344 million of FIA product sales, compared to total annuity and FIA product sales of $198 million and $168 million respectively in the fourth quarter Fiscal 2011. Sales of the Prosperity Elite(SM) product line which was introduced during the quarter ended September 30, 2011, was the primary driver of the strong sales quarter. FIA has become the dominant product within the fixed annuity market and industry growth is expected to continue as individuals nearing retirement increasingly seek fixed annuity benefits.

As of January 1, 2012, the Insurance segment's investment portfolio had net unrealized gains on a U.S. GAAP basis of $424 million compared to net unrealized gains of $713 million (unaudited) on a statutory basis. Statutory unrealized gains differ substantially from U.S. GAAP because the amortized cost of FGL's invested assets was adjusted to fair value as of the date HGI completed its acquisition of FGL, while it was not adjusted for statutory reporting. The investment portfolio is reported at fair value under U.S. GAAP compared to amortized cost generally for statutory reporting. Since the investment portfolio is in an unrealized gain position, the asset values are higher for meeting policyholder benefits than reported in the statutory balance sheet where investments are reported at amortized cost. Further, FGL continues to opportunistically de-risk the portfolio, reducing duration and exposure to below investment grade assets, and holding higher than normal levels of cash.

For the first quarter ended January 1, 2012, HGI reported consolidated net income attributable to common and participating preferred stockholders of $24 million or $0.12 per common share ($0.06 diluted), compared to a consolidated net loss attributable to common and participating preferred stockholders of $20 million or $(0.14) per common share in the same period in Fiscal 2011. Consolidated operating income of $112 million in the first quarter of Fiscal 2012 nearly doubled compared to the operating income of $65 million in the same period of Fiscal 2011, and was attributable mainly to efficiency gains of approximately $30 million in Consumer Products and the initial contribution from the Insurance segment.

HGI has a strong financial position to support its business strategy. At January 1, 2012, HGI held approximately $579 million in cash and short-term securities. HGI received a $20 million dividend paid by FGL in December 2011, following an initial $20 million dividend paid in September. HGI expects to receive dividends from FGL in future periods sufficient to fund a substantial portion of the semi-annual interest payments on the 10.625% Notes. HGI's balance sheet was also strengthened by the approximately $668 million equity value (including AOCI of $167 million) recorded for FGL, significantly above the $350 million purchase price for this acquisition.

For the full text of Spectrum Brands' first quarter earnings announcement, please visit: http://phx.corporate-ir.net/phoenix.zhtml? c=75225&p=irol-news.

About Harbinger Group Inc.

Harbinger Group Inc. ("HGI"; NYSE: HRG) is a diversified holding company. HGI's principal operations are conducted through subsidiaries that offer life insurance and annuity products, and branded consumer products such as batteries, personal care products, small household appliances, pet supplies, and home and garden pest control products. HGI is principally focused on acquiring controlling and other equity stakes in businesses across a diversified range of industries and growing its existing businesses. In addition to HGI's intention to acquire controlling equity interests, HGI may also from time to time make investments in debt instruments and acquire minority equity interests in companies. Harbinger Group Inc. is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. HGI makes certain reports available free of charge on its website at www.harbingergroupinc.com as soon as reasonably practicable after each such report is electronically filed with, or furnished to, the Securities and Exchange Commission.

About Spectrum Brands Holdings, Inc.

On January 7, 2011, HGI completed the first step of its business strategy with the acquisition of Spectrum Brands Holdings, Inc. (NYSE: SPB). Spectrum Brands continues as a stand-alone company with its common stock traded on the New York Stock Exchange. Spectrum Brands, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, Spectrum Brands offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Varta®, Remington®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature's Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 130 countries. With nearly 6,000 employees in 43 countries, Spectrum Brands generated net sales of approximately $3.2 billion in fiscal 2011. For more information, visit www.spectrumbrands.com.

About Fidelity & Guaranty Life

On April 6, 2011, HGI completed the acquisition of the U.S. annuity and life insurance business of Old Mutual. Under new ownership, the companies have adopted a new corporate identity, Fidelity & Guaranty Life, as well as new insurance company names: Fidelity & Guaranty Life Insurance Company and Fidelity & Guaranty Life Insurance Company of New York.  Headquartered in Baltimore, MD, the company focuses its efforts on serving middle market consumers seeking the safety, protection and income features of secure life insurance and annuity products. Products are distributed through Fidelity & Guaranty Life's established, independent network of master general agents. Fidelity & Guaranty Life has approximately $16.4 billion of cash and investment assets under management as of January 1, 2012. For more information on Fidelity & Guaranty Life, visit: https://home.fglife.com.

Forward Looking Statements

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: Some of the statements contained in the Press Release may be forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such forward-looking statements. These statements and other forward-looking statements made from time-to-time by HGI and its representatives are based upon certain assumptions and describe future plans, strategies and expectations of HGI, are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation, capital market conditions, the risk that HGI may not be successful in identifying any suitable future acquisition opportunities, the risks that may affect the performance of the operating subsidiaries of HGI and those factors listed under the caption "Risk Factors" in HGI's Annual Report on Form 10-K for fiscal year ended September 30, 2011, and the Company's Quarterly Report on Form 10-Q for the quarterly period ended January 1, 2012, filed or to be filed with the Securities and Exchange Commission. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. HGI does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Non-U.S. GAAP Measures

Fidelity & Guaranty Life's ("FGL") uses adjusted operating income, a non-U.S. GAAP financial measure frequently used throughout the insurance industry. Non-U.S. GAAP measures such as adjusted operating income should not be used as a substitute for reported operating income (loss). Management believes the adjustments made to reported operating income (loss) of the insurance segment in order to derive adjusted operating income (loss) are significant to gaining an understanding of FGL's results of operations. For example, FGL could have strong operating results in a given period, yet show operating income that is materially less, if during the period the fair value of its derivative assets hedging the Fixed Index Annuity ("FIA") index credit obligations decrease due to general equity market conditions but the embedded derivative liability related to the index credit obligation did not decrease in the same proportion as the derivative asset because of non-market factors such as interest rate movements. Similarly, FGL could also have poor operating results yet show operating income that is materially greater, if during the period the fair value of the derivative assets increases but the embedded derivative liability is less than the fair value change of the derivative assets. FGL hedges its FIA index credits with a combination of static and dynamic strategies, which can result in earnings volatility. The management and board of directors of FGL review adjusted operating income (loss) and reported operating income (loss) as part of their examination of FGL's overall financial results. However, these examples illustrate the significant impact derivative and embedded derivative movements can have on such operating income (loss). Accordingly, the management and board of directors of FGL perform an independent review and analysis of these items, as part of their review of FGL's hedging results each period.

Contact Information

Harbinger Group Inc., Tara Glenn, Investor Relations, 212-906-8560
investorrelations@harbingergroupinc.com

or

APCO Worldwide, Jeff Zelkowitz, 646-218-8744
jzelkowitz@apcoworldwide.com

Table 1:

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Month Period Ended
	January 1, 2012	January 2, 2011
	(Unaudited)

Revenues:
Consumer Products and Other:
Net sales	$848,771	$861,066
Insurance:
Premiums	16,813	-
Net investment income	186,789	-
Net investment gains	103,944	-
Insurance and investment product fees and other	9,732	-
	317,278	-
Total revenues	1,166,049	861,066
Operating costs and expenses:
Consumer Products and Other:
Cost of goods sold	564,745	561,828
Selling, general and administrative expenses	208,719	234,544
	773,464	796,372

Insurance:
Benefits and other changes in policy reserves	176,874	-
Acquisition and operating expenses, net of deferrals	61,798	-
Amortization of intangibles	42,082	-
	280,754	-
Total operating costs and expenses	1,054,218	796,372
Operating income	111,831	64,694
Interest expense	(55,905)	(58,056)
Other income (expense), net	29,145	(653)
Income from continuing operations before income taxes	85,071	5,985
Income tax expense	39,558	35,046
Net income (loss)	45,513	(29,061)
Less: Net income (loss) attributable to noncontrolling interest	6,050	(8,991)
Net income (loss) attributable to controlling interest	39,463	(20,070)
Less: Preferred stock dividends and accretion	15,704	-
Net income (loss) attributable to common and participating preferred stockholders	$23,759	$(20,070)

Net income (loss) per common share attributable to controlling interest:
Basic	$0.12	$(0.14)
Diluted	$0.06	$(0.14)

Table 2:

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 1, 2012	September 30, 2011
	(Unaudited)

ASSETS
Consumer Products and Other:
Cash and cash equivalents	$360,444	$321,352
Short-term investments	293,748	350,638
Receivables, net	407,787	394,283
Inventories, net	482,292	434,630
Prepaid expenses and other current assets	84,576	143,654
Total current assets	1,628,847	1,644,557
Properties, net	204,456	206,799
Goodwill	690,283	610,338
Intangibles, net	1,759,216	1,683,909
Deferred charges and other assets	100,142	97,324
	4,382,944	4,242,927
Insurance:
Investments:
Fixed maturities, available-for-sale, at fair value	14,204,403	15,367,474
Equity securities, available-for-sale, at fair value	262,426	287,043
Derivative investments	82,932	52,335
Other invested assets	19,292	44,279
Total investments	14,569,053	15,751,131
Cash and cash equivalents	1,844,343	816,007
Accrued investment income	181,772	212,848
Reinsurance recoverable	2,313,726	1,596,790
Intangibles, net	460,539	457,167
Deferred tax assets	195,179	211,641
Other assets	63,525	291,043
	19,628,137	19,336,627
Total assets	$24,011,081	$23,579,554

LIABILITIES AND EQUITY

Consumer Products and Other:
Current portion of long-term debt	$23,356	$16,090
Accounts payable	295,771	328,635
Accrued and other current liabilities	267,900	317,629
Total current liabilities	587,027	662,354
Long-term debt	2,253,408	2,032,690
Equity conversion feature of preferred stock	47,430	75,350
Employee benefit obligations	86,737	89,857
Deferred tax liabilities	363,854	338,679
Other liabilities	35,057	44,957
	3,373,513	3,243,887

Insurance:
Contractholder funds	14,853,421	14,549,970
Future policy benefits	3,598,082	3,598,208
Liability for policy and contract claims	57,411	56,650
Note payable	-	95,000
Other liabilities	451,014	377,527
	18,959,928	18,677,355
Total liabilities	22,333,441	21,921,242

Commitments and contingencies

Temporary equity:
Redeemable preferred stock	300,040	292,437

Harbinger Group Inc. stockholders' equity:
Common stock	1,394	1,393
Additional paid-in capital	871,775	872,683
Accumulated deficit	(111,588)	(135,347)
Accumulated other comprehensive income	150,352	149,448
Total Harbinger Group Inc. stockholders' equity	911,933	888,177
Noncontrolling interest	465,667	477,698
Total permanent equity	1,377,600	1,365,875
Total liabilities and equity	$24,011,081	$23,579,554

Table 3:

Reconciliation of adjusted operating income (pre-tax) of Insurance segment to U.S. GAAP operating income

Three Months Ended January 1, 2012
Adjusted operating income of Insurance segment (pre-tax)	$24
Reconciliation to reported operating income:
Reported operating income – insurance segment	$36
Effect of investment losses (gains), net of offsets	(18)
Effect of change in FIA embedded derivative discount rate, net of offsets	3
Effects of acquisition-related reinsurance	3
Adjusted operating income – pre-tax	$24